FS Investment Corporation III 8-K

Exhibit 10.3

EXECUTION VERSION

INVESTMENT MANAGEMENT AGREEMENT

dated as of December 2, 2014

BY AND BETWEEN

DUNLAP FUNDING LLC,
a Delaware limited liability company

AND

FS INVESTMENT CORPORATION III,
a Maryland corporation

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23.	Third Party Rights; Benefits of Agreement.	14

24.	Representations and Warranties of the Investment Manager.	15

25.	Managing REO Assets.	17

26.	No Proceedings.	18

27.	Confidentiality.	19

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INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (the “Agreement”), dated as of December 2, 2014, is made by and between DUNLAP FUNDING LLC (the “Company”), a Delaware limited liability company and FS INVESTMENT CORPORATION III (the “Investment Manager”), a Maryland corporation. Reference is made to that certain Loan Financing and Servicing Agreement, dated as of the date hereof, among the Company, the lenders (the “Lenders”) and agents (the “Agents”) referred to therein, Deutsche Bank AG, New York Branch, as administrative agent and arranger (the “Administrative Agent”) and Wells Fargo Bank, National Association, as collateral agent and collateral custodian (the “Collateral Agent”) (as the same may be amended from time to time, the “LFSA”). Unless otherwise specified, capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Limited Liability Company Agreement of the Company dated as of the date hereof (as the same may be amended from time to time, the “Operating Agreement”) or if not defined therein, shall have the meanings given to them in the LFSA. References herein to the LFSA shall be applicable solely while it is in effect.

1.        General Duties of the Investment Manager.

Subject to the direction and control of the Company and subject to and in accordance with the Investment Management Standard, the terms of the LFSA, the Operating Agreement, the policies adopted or approved by the Company and the terms of this Agreement, the Investment Manager agrees to supervise and direct the investment and reinvestment of the Collateral Obligations, manage, service, administer and make collections on the Collateral Obligations and perform its duties set forth herein, and shall perform on behalf of the Company those investment and leverage related duties and functions assigned to the Company or the Investment Manager in the LFSA, and shall have such other powers with respect to the investment and leverage related functions of the Company as shall be delegated from time to time to the Investment Manager by the Company. The Investment Manager shall endeavor to comply in all material respects with all applicable federal and state laws and regulations. In addition to, and without limiting, the duties set forth in this Section 1, the Investment Manager acknowledges that the Borrower is required or permitted to cause it to perform functions specified in the following sections of the LFSA: Sections 1.2(e), 6.2(j), 6.3(b), 6.3(c), 7.2, 7.3, 7.5, 7.7, 7.9, 7.10(a)(ii), 8.1(a), 18.2(a)(i), 18.4(a), 18.5 and 18.8 (the “Specific LFSA Provisions”). The Investment Manager acknowledges that it has read and understands the requirements of the Specific LFSA Provisions, and to the extent of its authority hereunder, hereby agrees to act in all material respects in accordance with the Specific LFSA Provisions subject to and in accordance with the terms of this Agreement. Subject to the foregoing, the other provisions of this Agreement and the terms of the LFSA, the Investment Manager is hereby appointed as the Company’s agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Company and to do or take all related acts, with the power of substitution, to acquire, dispose of or otherwise take action with respect to or affecting the Collateral Obligations, including, without limitation:

(a)        identifying and originating Collateral Obligations to be purchased by the Company, selecting the dates for such purchases, and purchasing or directing the purchase of such Collateral Obligations on behalf of the Company;

(b)        identifying Collateral Obligations owned by the Company to be sold by the Company, selecting the dates for such sales, and selling such Collateral Obligations on behalf of the Company;

(c)        negotiating and entering into, on behalf of the Company, documentation providing for the purchase and sale of Collateral Obligations, including without limitation, confidentiality agreements and commitment letters;

(d)        structuring the terms of, and negotiating, entering into and/or consenting to, on behalf of the Company, documentation relating to Collateral Obligations to be purchased, held, exchanged or sold by the Company, including any amendments, modifications or supplements with respect to such documentation;

(e)        exercising, on behalf of the Company, rights and remedies associated with Collateral Obligations, including without limitation, rights to petition to place an obligor or issuer in bankruptcy proceedings, to vote to accelerate the maturity of a Collateral Obligation, to waive any default, including a payment default, with respect to a Collateral Obligation and to take any other action which the Investment Manager deems necessary or appropriate in its discretion in connection with any restructuring, reorganization or other similar transaction involving an obligor or issuer with respect to a Collateral Obligation, including without limitation, initiating and pursuing litigation;

(f)        responding to any offer in respect of Collateral Obligations by tendering the affected Collateral Obligations, declining such offer, or taking such other actions as the Investment Manager may determine;

(g)        exercising all voting, consent and similar rights of the Company on its behalf and advising the Company with respect to matters concerning the Collateral Obligations;

(h)        advising and assisting the Company with respect to the valuation and rating of the Collateral Obligations;

(i)        retaining legal counsel and other professionals (such as financial advisers) to assist in the structuring, negotiation, documentation, administration and modification and restructuring of Collateral Obligations;

(j)        directing, or causing to be directed, all Obligors to pay Collections directly to the Collection Account, depositing all Collections received directly by it into the Collection Account within one (1) Business Day of receipt thereof and, within three (3) Business Day after receipt into the Collection Account, identifying all available balances in the Collection Account as Interest Collections or Principal Collections. Notwithstanding the foregoing, if the Investment Manager at any time thereafter receives any Collections or any other proceeds of any Collateral Obligations constituting Interest Collections or Principal Collections, the Investment Manager shall direct, or cause to be directed, the related Obligor to make such payments to the Collection Account and shall promptly, and in any event no later than the Business Day after receipt thereof, deposit or cause to be deposited all such amounts into the Collection Account (and shall identify such amounts as either Principal Collections or Interest Collections, as applicable);

(k)        cooperating with the Collateral Agent in connection with the preparation of the Monthly Reports and any supplement thereto and (i) supplying any information maintained by it that the Collateral Agent may from time to time reasonably request with respect to the Collateral and reasonably needs to complete the reports, calculations and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder, (ii) providing the Collateral Agent the information required for parts (a) through (c) of Exhibit D for such Monthly Report and (iii) reviewing and verifying (in accordance with the standard set forth in Section 9.14 of the LFSA with respect to all information received from un-Affiliated third parties) the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates;

(l)        undertaking the obligations in the Specific LFSA Provisions in accordance with such provisions;

(m)        causing the Borrower to pay, perform and discharge or cause to be paid, performed and discharged promptly all Charges payable by it, except where the failure to so pay, discharge or otherwise satisfy such Charge would not, individually or in the aggregate, be expected to have a Material Adverse Effect; and

(n)        in the Investment Manager’s discretion, performing such actions on behalf of the Company as permitted in the LFSA and making such determinations as necessary (in the Investment Manager’s discretion) to carry out the Company’s business under the LFSA.

For the avoidance of doubt, the Investment Manager does not guarantee the performance of any obligations of any other Person under any Transaction Document.

2.        Duties and Obligations of the Investment Manager with Respect to the Administration of the Company.

The Investment Manager agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Company’s custodian and other service providers) to the Company. To the extent requested by the Company, the Investment Manager agrees to provide the following administrative services:

(a)        maintain or oversee the maintenance of the books and records of the Company and maintain (or oversee maintenance by other persons) such other books and records required by law or for the proper operation of the Company;

(b)        to the extent prepared or filed by the Company, oversee the preparation and filing, and in all events review and ensure the timely filing, of all federal, state and local income Tax returns required to be filed by the Company and any other required Tax returns or reports;

(c)        review the appropriateness of and arrange for payment of the Company’s expenses;

(d)        prepare for review and approval by officers and other authorized persons of the Company (collectively, the “Authorized Signatories”) financial information for the Company’s financial statements (if the Company prepares separate financial statements) and such other reports, forms and filings, as may be mutually agreed upon or as may be required by law or the LFSA;

(e)        prepare reports relating to the business and affairs of the Company as may be mutually agreed upon and not otherwise prepared by others;

(f)        make recommendations to the Company concerning the performance and fees of any of the Company’s service providers as the Company may reasonably request or deem appropriate;

(g)        oversee and review calculations of fees paid to the Company’s service providers;

(h)        consult with the Authorized Signatories, and the Company’s independent accountants, legal counsel, custodian and other service providers in establishing the accounting policies of the Company and monitor financial accounting services;

(i)        determine the amounts available for distribution as dividends and distributions to be paid by the Company to the Equityholder (its “Member”);

(j)        prepare such information and reports as may be required under the LFSA;

(k)        provide such assistance to the Company’s custodian, counsel, auditors and other service providers as generally may be required to properly carry on the business and operations of the Company;

(l)         respond to, or refer to the Company’s officers or Authorized Signatories, inquiries relating to the Company;

(m)       supervise any other aspects of the Company’s administration as may be agreed to by the Company and the Investment Manager;

(n)        provide the following notices:

(i)        to the extent the Investment Manager has actual knowledge or has received notice of any Revaluation Event with respect to any Collateral Obligation, the Investment Manager shall give prompt notice thereof to the Administrative Agent (but, in any event, not longer than three (3) Business Days after it receives notice or gains actual knowledge thereof);

(ii)        to the Administrative Agent and the Collateral Agent, promptly after having obtained actual knowledge thereof, notice of any Investment Manager Event of Default, Facility Termination Event or Material Modification;

(iii)        to the Administrative Agent and the Collateral Agent, promptly after having obtained actual knowledge thereof, but in no event later than three Business Days thereafter, written notice in an Officer’s Certificate of any Unmatured Investment Manager Event of Default or Unmatured Facility Termination Event;

(iv)        to the Administrative Agent and the Collateral Agent within five Business Days after a Responsible Officer of the Investment Manager shall obtain actual knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency; and

(v)        from time to time promptly following receipt thereof, forward to the Collateral Custodian (as identified on an accompanying Schedule of Collateral Obligations supplement) additional documents evidencing any assumption, modification, consolidation or extension of a Collateral Obligation.

All services are to be furnished through the medium of any officers, Authorized Signatories or employees of the Investment Manager or its affiliates as the Investment Manager deems appropriate in order to fulfill its obligations hereunder.

The Company shall, upon demand, reimburse the Investment Manager or its affiliates for all out-of-pocket expenses incurred by them in connection with the performance of the administrative services described in this Section 2.

3.        Authority to Bind the Company; No Joint Venture.

(a)        Except as provided in or pursuant to Sections 1, 4 and 12 hereof, the Investment Manager shall have no authority to bind or obligate the Company. All acts of the Investment Manager (other than as provided in the LFSA, the Operating Agreement or in Section 1 or Section 12 hereof with respect to any Collateral Obligation) shall require the Company’s consent and approval to bind the Company. Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes hereof, the Investment Manager shall be deemed to be an independent contractor and, unless otherwise provided herein or specifically authorized by the Company from time to time, shall have no authority to act for or represent the Company.

(b)        The Investment Manager shall act in conformity with the written instructions and directions of the Company delivered in accordance with the terms and conditions hereof, except to the extent that authority has been delegated to the Investment Manager pursuant to the terms of this Agreement or the Operating Agreement. The Investment Manager will not be bound to follow any amendment to the LFSA or the Operating Agreement until it has received written notice thereof and until it has received a copy of the amendment from the Company or the Administrative Agent; provided that if any such amendment materially affects the rights or duties of the Investment Manager, the Investment Manager shall not be obligated to respect or comply with the terms of such amendment unless it consents thereto. Subject to the fiduciary duty of the Member, the Company agrees that it shall not permit any amendment to the Operating Agreement that materially affects the rights or duties of the Investment Manager to become effective unless the Investment Manager has been given prior written notice of such amendment and has consented thereto in writing. The Investment Manager may, with respect to the affairs of the Company, consult with such legal counsel, accountants and other advisors as may be selected by the Investment Manager. The Investment Manager shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by the Investment Manager in accordance with the advice or opinion of such counsel, accountants or other advisors. The Investment Manager shall be fully protected in relying upon any writing signed in the appropriate manner with respect to any instruction, direction or approval of the Company and may also rely on opinions of the Investment Manager’s counsel with respect to such instructions, directions and approvals. The Investment Manager shall also be fully protected when acting upon any instrument, certificate or other writing the Investment Manager believes in good faith to be genuine and to be signed or presented by the proper person or persons. The Investment Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained if the Investment Manager in good faith believes the same to be genuine.

4.         Limitations Relating to Collateral Obligations.

(a)        Collateral Obligations. Except as otherwise provided in this Section 4 and except in accordance with the Investment Management Standard, and subject to the requirements of the LFSA, the Operating Agreement and applicable law, the Investment Manager may cause the Company (which term shall include, for all purposes relating to the purchase and sale of Collateral Obligations and the duties and obligations of the Investment Manager set forth in Section 1 hereof, the Company and its consolidated subsidiaries, if any) from time to time to purchase Collateral Obligations.

(b)        Reserved.

(c)        Reserved.

(d)        Transaction, Director, Consulting, Advisory, Closing and Break-up Fees. The Company shall receive its pro-rata share, measured by the amount invested or proposed to be invested by the Company in any Collateral Obligation, of any transaction, director, consulting, advisory, closing and break-up fees, or similar fees (“Additional Fees”) payable with respect to any Collateral Obligation. Notwithstanding anything herein or in the Operating Agreement to the contrary, to the extent that any Additional Fees with respect to the Company’s share of such investment are paid to the Investment Manager or any of its Affiliates, at the election of the Investment Manager, such amount will first be applied to reimburse the Investment Manager or its Affiliates for their out-of-pocket expenses in connection with the transaction giving rise to such fees and 100% of the balance will be applied to reduce the subsequent installments of the Primary IM Fee and the Secondary IM Fee.

5.        Brokerage.

The Investment Manager shall use commercially reasonable efforts to effect all purchases and sales of securities in a manner consistent with the principles of best execution, taking into account net price (including commissions) and execution capability and other services which the broker or other intermediary may provide. In this regard, the Investment Manager may effect transactions which cause the Company to pay a commission in excess of a commission which another broker or other intermediary would have charged; provided, however, that the Investment Manager shall have first determined that such commission is reasonable in relation to the value of the brokerage or research services performed by that broker or other intermediary or that the Company is the sole beneficiary of the services provided.

6.        Compensation.

The Company agrees to pay to the Investment Manager and the Investment Manager agrees to accept as compensation for all services rendered by the Investment Manager as such, on each Distribution Date and to the extent not waived or deferred, the Primary IM Fee and the Secondary IM Fee for the related Collection Period pursuant to Section 8.3(a) of the LFSA.

7.        Expenses.

Other than as set forth below, the Company will be responsible for paying all of its expenses. On behalf of the Company, the Investment Manager may advance payment of any expenses, and the Company shall, upon request, reimburse the Investment Manager therefor within 30 days following written request from the Investment Manager. Nothing in this Section 7 shall limit the ability of the Investment Manager to be reimbursed by any Person other than the Company (including issuers or obligors of securities, instruments or obligations owned by the Company) for out-of-pocket expenses incurred by the Investment Manager in connection with the performance of services hereunder. The Investment Manager shall maintain complete and accurate records with respect to costs and expenses and shall furnish the Company with receipts or other written vouchers with respect thereto upon request of the Company. The Company shall bear the costs and expenses of all audits and inspections permitted by Sections 7.9 and Section 18.6 of the LFSA.

8.         Services to Other Companies or Accounts; Conflicts of Interest.

(a)        The Investment Manager and its Affiliates, employees or associates are in no way prohibited from, and intend to, spend substantial business time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Company, participating in actual or potential investments of the Company, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Company, or acting as a director, officer or creditors’ committee member of, advisor to, or participant in, any corporation, company, trust or other business entity. The Investment Manager and its Affiliates may, and expect to, receive fees or other compensation from third parties for any of these activities unrelated to the Company, which fees will be for the benefit of their own account and not the Company.

(b)        In addition, the Investment Manager and its Affiliates may manage other investment vehicles and separate accounts (“Other Accounts”) that invest in assets eligible for purchase by the Company. The Company may have the ability, under certain circumstances, to take certain actions that would have an adverse effect on Other Accounts. In these circumstances, the Investment Manager and its affiliated persons will act in a manner believed to be equitable to the Company and such Other Accounts, including co-investment in accordance with applicable laws, including the conditions of any exemptive relief obtained by the Company and the Investment Manager. The allocation of investment opportunities among the Company and Other Accounts will be made in good faith pursuant to the Investment Manager’s written allocation policies. The Investment Manager may combine purchase or sale orders on behalf of the Company with orders for Other Accounts, and allocate the assets so purchased or sold among such accounts in an equitable manner. The Company may invest in portfolio companies in which Other Accounts have or are concurrently making the same investment or a different investment (e.g., an investment that is junior to the Company’s investment). In such situations, the Company and the Other Accounts may potentially have conflicting interests. If any matter arises that the Investment Manager determines in its good faith judgment constitutes an actual conflict of interest, the Investment Manager may take such actions as may be necessary or appropriate to ameliorate the conflict. These actions may include, by way of example and without limitation, disposing of the asset giving rise to the conflict of interest, appointing an independent fiduciary, or delegating decisions relating to the asset giving rise to the conflict of interest to a subcommittee of the Investment Manager.

9.        Duty of Care and Loyalty; Exculpation of Liability.

The Investment Manager shall exercise its discretion and authority in accordance with the Investment Management Standard.

10.      Indemnification.

(a)      To the fullest extent permitted by applicable law, the Company shall be held harmless and indemnified by the Investment Manager against any claims, demands, costs, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees incurred by the Company (“Losses”) in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which the Company may be or may have been involved as a party or otherwise or with which the Company may be or may have been threatened, while acting in connection with the establishment, management or operations of the Company or the management of the Collateral Obligations, provided, however, to the fullest extent permitted by applicable law, that the Company shall not be indemnified hereunder if there has been a determination by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification was brought that such Losses have been primarily attributable to the Company’s willful misfeasance, bad faith, gross negligence in performance, or reckless disregard, of its obligations; provided further, that the Investment Manager will not be required to indemnify the Company with respect to any Losses (i) arising out of an action or claim brought against the Company by the Investment Manager or its Affiliates, or (ii) resulting from the performance or non-performance of the Collateral Obligations.

Indemnification under this Section 10(a) shall survive the termination of this Agreement and the resignation or removal of any Investment Manager Indemnified Party and shall include reasonable fees and expenses of counsel and expenses of litigation.

If for any reason (other than the exclusions set forth in the first paragraph of Section 10(a)) the indemnification provided above in Section 10(a) is unavailable to an Investment Manager Indemnified Party or is insufficient to hold an Investment Manager Indemnified Party harmless, then the Investment Manager agrees to contribute to the amount paid or payable by such Investment Manager Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Investment Manager Indemnified Party, on the one hand, and the Investment Manager and its Affiliates, on the other hand, but also the relative fault of such Investment Manager Indemnified Party, on the one hand, and the Investment Manager and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

(b)

(i)        To the fullest extent permitted by applicable law, each of the Investment Manager, and its Affiliates, or any officer, director, member, manager, employee, stockholder, assign, representative or agent of any such Person (each an “Indemnified Person,” and collectively, the “Indemnified Persons”) shall be held harmless and indemnified by the Company (solely out of the Collateral Obligations and in accordance with Section 10(b)(v), and not (solely for the purposes of this Agreement) out of the separate assets of any Member) against any claims, demands, costs, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees incurred by such Indemnified Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnified Person may be or may have been involved as a party or otherwise (other than as authorized by the directors of the Member, as the plaintiff or complainant) or with which such Indemnified Person may be or may have been threatened, while acting in such Person’s capacity as an Indemnified Person in connection with the establishment, management or operations of the Company or the management of the Collateral Obligations, provided, however, that an Indemnified Person shall not be indemnified hereunder if and to the extent resulting from such Indemnified Person’s bad faith, willful misfeasance, gross negligence or reckless disregard; provided further, that the Company will not be required to indemnify the Indemnified Persons with respect to any Losses (i) arising out of an action or claim brought against any Indemnified Person by the Company or its Affiliates, or (ii) resulting from the performance or non-performance of the Collateral Obligations.

(ii)        Only to the extent permitted pursuant to the terms of the LFSA, the Company shall make advance payments in connection with the expenses of defending any action, suit or other proceeding with respect to which indemnification might be sought hereunder if the Company receives a written affirmation by the Indemnified Person of the Indemnified Person’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Company unless it is subsequently determined that the Indemnified Person is entitled to such indemnification and if a majority of the directors of the Member determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the Indemnified Person shall provide adequate security for its undertaking, (ii) the Company shall be insured against losses arising by reason of any lawful advances, or (iii) independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnified Person ultimately will be found entitled to indemnification. Any payments pursuant to this Section 10(b)(ii) while the LFSA is in effect will be paid solely in accordance with Section 8.3 of the LFSA (subject to the availability of funds and to the conditions set forth in the LFSA).

(iii)        The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which such Indemnified Person may be lawfully entitled.

(iv)        Each Indemnified Person (other than the Investment Manager) shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel, or upon reports made to the Company by any of the Company’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the directors of the Member, officers or employees of the Company, regardless of whether such counsel or other person may also be a director of the Member. The Investment Manager shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon any books of account or other records of the Company that were prepared by an agent or other third party, upon an opinion of counsel, or upon reports made to the Company by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the directors of the Member, officers or employees of the Company, regardless of whether such counsel or other person may also be a director of the Member.

(v)        Any payments pursuant to Section 10(b)(i) while the LFSA is in effect will be paid solely in accordance with Section 8.3 of the LFSA (subject to the availability of funds and to the conditions set forth in the LFSA). All determinations that may be made to make advance payments in connection with the expense of defending or settling any action, suit or other proceeding, whether civil or criminal, shall be authorized and made (if so authorized and made) in accordance with paragraph (b)(ii) above.

11.        Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms; Delegation.

(a)        This Agreement shall become effective as of the date hereof and, unless sooner terminated by the Company or the Investment Manager as provided herein, shall continue in effect for the term of the Company. Notwithstanding the foregoing, this Agreement may be terminated by the Company without the payment of any penalty, upon the occurrence of a “cause” event. A “cause” event for purposes of this Section 11(a) shall have occurred by reason of (i) the conviction (or plea of no contest) for a felony of the Investment Manager, (ii) the conviction (or plea of no contest) for a felony of an officer or a member of the board of directors of the Investment Manager, if the employment or other affiliation of such Person so convicted is not terminated by the Investment Manager within 30 days of such conviction and the Member votes thereafter to invoke this termination provision, or (iii) the Investment Manager or an officer or a member of the board of directors of the Investment Manager has engaged in gross negligence or willful misconduct with respect to the Company that has resulted in a material adverse effect on the Company or the Collateral Obligations, or has committed a knowing material violation of securities laws, each as determined by a final decision of a court or binding arbitration decision unless, in the case of such natural persons, their employment or other affiliation with the Investment Manager is terminated or suspended within 30 days after discovery by the Investment Manager. The Investment Manager shall promptly provide written notice to the Member upon the occurrence of a “cause” event.

(b)        Notwithstanding anything herein to the contrary, Sections 7 and 10 of this Agreement shall survive any termination hereof.

(c)        From and after the effective date of termination of this Agreement, the Investment Manager and its Affiliates shall not be entitled to compensation for further services hereunder, but shall be paid all compensation and reimbursement of expenses accrued to the date of termination. Upon such termination, or upon the occurrence of an Investment Manager Event of Default and upon request by the Borrower, the Investment Manager shall deliver as directed copies of its Records within five Business Days after demand therefor and a computer tape or diskette (or any other means of electronic transmission acceptable to the successor investment manager) containing as of the close of business on the date of demand all of the data maintained by the Investment Manager in computer format in connection with managing the Collateral Obligations. The Investment Manager agrees to use reasonable efforts to cooperate with any successor investment manager in the transfer of its responsibilities hereunder, and will, among other things, provide upon receipt of a written request by such successor investment manager any information available to it regarding any Collateral Obligations. The Investment Manager agrees that, notwithstanding any termination, it will reasonably cooperate in any proceeding arising in connection with this Agreement, the LFSA or any Collateral Obligation (excluding any such proceeding in which claims are asserted against the Investment Manager or any Affiliate of the Investment Manager) upon receipt of appropriate indemnification and expense reimbursement.

(d)        Until a successor investment manager has commenced investment management activities in the place of FS Investment Corporation III, FS Investment Corporation III shall not resign as Investment Manager hereunder. Notwithstanding anything contained herein to the contrary and to the extent permitted by Applicable Law without causing the Investment Manager to have liability, the resignation of the Investment Manager shall not become effective until an entity approved in accordance with Section 7.2(a) of the LFSA and shall have assumed the responsibilities and obligations of the Investment Manager.

12.        Power of Attorney; Further Assurances.

In addition to the power of attorney granted to the Investment Manager in Section 1 of this Agreement, the Company hereby makes, constitutes and appoints the Investment Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with the terms of this Agreement (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Investment Manager reasonably deems necessary or appropriate in connection with its investment management duties under this Agreement and (b) to (i) subject to any policies adopted by the Member or the Company with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Company’s assets, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations. To the extent permitted by applicable law, this grant of power of attorney is irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Company; provided that this grant of power of attorney will expire, and the Investment Manager will cease to have any power to act as the Company’s attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Company shall execute and deliver to the Investment Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Investment Manager may reasonably request for the purpose of enabling the Investment Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement. Each of the Investment Manager and the Company shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

13.        Amendment of this Agreement; Assignment.

No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. If the Company has outstanding any securities rated by a rating agency, the Company shall promptly provide a copy of any such amendment or waiver to such rating agency. The Investment Manager may not, directly or indirectly, assign all or any part of its rights and duties under this Agreement to any Person without the prior consent of the Company, the Administrative Agent and the Required Lenders. In accordance with the foregoing, the Investment Manager may transfer this Agreement or its rights and duties under this Agreement without obtaining the prior consent of the Company or providing prior notice to the Member in a transaction that does not result in an Investment Manager Event of Default, change in control or management of the Investment Manager.

14.        Notices.

Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by telecopier, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:

(a)	If to the Company:

Dunlap Funding LLC
c/o FS Investment Corporation III
2929 Arch Street, Suite 675
Philadelphia, PA 19104
Attention: Gerald F. Stahlecker, Executive Vice President
Tel: (215) 495-1169
Fax: (215) 222-4649

(b)	If to the Investment Manager:

FS Investment Corporation III
2929 Arch Street, Suite 675
Philadelphia, PA 19104
Attention: Gerald F. Stahlecker, Executive Vice President
Tel: (215) 495-1169
Fax: (215) 222-4649

(c)        If to the Administrative Agent, the Collateral Agent or any Lender under the LFSA, as provided in the LFSA, as may be amended therein.

Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 14.

15.        Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

16.        Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

17.        Costs and Expenses.

The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by each party hereto.

18.        Books and Records.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records maintained by it in its capacity as Investment Manager that are required to be maintained by Rule 31a-1 under the 1940 Act.

19.        Titles Not to Affect Interpretation.

The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

20.        Provisions Separable.

The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

21.        Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

22.        Execution in Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

23.        Third Party Rights; Benefits of Agreement.

Other than as set forth in this Section 23, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member.

The Investment Manager hereby acknowledges that the Collateral Agent is the beneficiary of a collateral assignment of this Agreement pursuant to Section 12.1 of the LFSA and the Collateral Agent for the benefit of the Secured Parties shall be an express third party beneficiary of the Company’s rights hereunder, including but not limited to the Company’s right to indemnification set forth in Section 10, subject, in each case, to each of the limitations, restrictions and conditions set forth in Section 12.1 of the LFSA with respect to the collateral assignment of this Agreement, and for the avoidance of doubt, excluding any right of the Company to replace or terminate the Investment Manager; provided that, such collateral assignment and such third party beneficiary rights shall automatically terminate upon the irrevocable payment in full of the Obligations (other than contingent indemnity obligations as to which no claim has been made) and the termination of the Commitments in full.

24.        Representations and Warranties of the Investment Manager.

The Investment Manager represents, warrants and covenants as of the Effective Date and each Funding Date as to itself:

(a)        Organization and Good Standing. It has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times;

(b)        Due Qualification. It is duly qualified to do business as a Maryland corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a Material Adverse Effect;

(c)        Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized by the Investment Manager by all necessary corporate action;

(d)        Binding Obligations. This Agreement has been executed and delivered by the Investment Manager and, assuming due authorization, execution and delivery by the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing;

(e)        No Violation. The execution, delivery and performance of this Agreement by the Investment Manager, the Investment Manager’s consummation of the transactions contemplated hereby and the Investment Manager’s fulfillment of the terms hereof do not (A) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its articles of amendment and restatement or amended and restated bylaws, or any material indenture, agreement, mortgage, deed of trust or other material instrument to which it is a party or by which it or its properties are bound, (B) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such material indenture, agreement, mortgage, deed of trust or other material instrument (except as may be created pursuant to this Agreement or any other Transaction Document), or (C) violate in any material respect any Applicable Law except, in the case of this subclause (C), to the extent that such conflict or violation would not reasonably be expected to have a Material Adverse Effect;

(f)        No Proceedings. There are no proceedings or investigations pending or, to the best of the Investment Manager’s knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated hereby or (C) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect;

(g)        No Consents. No consent, license, approval, authorization or order of, or registration, declaration or filing with, any Official Body having jurisdiction over it or any of its properties is required to be made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, in each case other than (A) consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof and (B) where the lack of such consents, licenses, approvals, authorizations, orders, registrations, declarations or filings would not have a Material Adverse Effect;

(h)        Investment Company Status. It is not required to be registered as an “investment company” within the meaning of the 1940 Act;

(i)         Information True and Correct. All information (other than any information provided to the Investment Manager by an un-Affiliated third party) heretofore or hereafter furnished by or on behalf of the Investment Manager in writing to any Lender, the Collateral Agent or the Administrative Agent in connection with this Agreement or any transaction contemplated hereby is and will be (when taken as a whole) true and correct in all material respects. With respect to any information received from any un-Affiliated third party, the Investment Manager (i) will not furnish (and has not furnished) any such information to any Lender, the Collateral Agent or the Administrative Agent in connection with this Agreement or any transaction contemplated hereby that it knows (or knew) to be incorrect at the time such information is (or was) furnished in any material respect and (ii) has informed (or will inform) the applicable Lender, the Collateral Agent or the Administrative Agent, as applicable, of any such information which it found to be incorrect in any material respect after such information was furnished.

(j)         Reserved.

(k)        Eligibility of Collateral Obligations. All Collateral Obligations included as Eligible Collateral Obligations in the calculation of the Borrowing Base in the most recently delivered Monthly Report are, to the knowledge of the Investment Manager, Eligible Collateral Obligations;

(l)         Collections. The Investment Manager acknowledges that all Collections received by it or its Affiliates with respect to the Collateral are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account; and

(m)       Allocation of Charges. There is not any agreement or understanding between the Investment Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

25.       Managing REO Assets.

(a)        If, in the reasonable business judgment of the Investment Manager, it becomes necessary to foreclose upon or repossess from the applicable Obligor any real property securing any Collateral Obligation (each such Collateral Obligation, an “REO Asset”), the Investment Manager shall first cause the Borrower to transfer and assign such Collateral Obligation (or the portion thereof owned by the Borrower) to a special purpose vehicle meeting the requirements of Section 10.5 of the LFSA and wholly owned by the Borrower (the “REO Asset Owner”) using a contribution agreement reasonably acceptable to the Administrative Agent. All equity interests of the REO Asset Owner acquired by the Borrower shall immediately become a part of the Collateral and be subject to the grant of a security interest under Section 12.1 of the LFSA and shall be promptly delivered to the Collateral Agent, each undated and duly indorsed in blank. The REO Asset Owner shall be formed and operated pursuant to organizational documents reasonably acceptable to the Administrative Agent. After execution thereof, the Investment Manager shall prevent the REO Asset Owner from agreeing to any amendment or other modification of the REO Asset Owner’s organizational documents without first obtaining the written consent of the Administrative Agent. The Investment Manager shall cause each REO Asset to be serviced (i) in accordance with applicable laws, (ii) in accordance with the Investment Management Standard and (iii) in accordance with the applicable REO Asset Owner’s limited liability company operating agreement (collectively, the “REO Investment Management Standard”). The Investment Manager will cause all “Distributable Cash” (or comparable definition set forth in the REO Asset Owner’s organization documents) to be deposited into the Collection Account within two (2) Business Days of receipt thereof.

(b)        In the event that title to any Related Property is acquired on behalf of the REO Asset Owner for the benefit of its members in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a REO Asset Owner. The Investment Manager shall cause the REO Asset Owner to manage, conserve, protect and operate each REO Asset for its members solely for the purpose of its prompt disposition and sale.

(c)        Notwithstanding any provision to the contrary contained in this Agreement, the Investment Manager shall not (and shall not permit the REO Asset Owner to) obtain title to any Related Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Obligor pledged pursuant to a pledge agreement and thereby be the beneficial owner of Related Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Related Property if, as a result of any such action, the REO Asset Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Related Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable state or local environmental law, unless the Investment Manager has previously determined in accordance with the REO Investment Management Standard, based on an updated Phase I environmental assessment report generally prepared in accordance with the ASTM Phase I Environmental Site Assessment Standard E 1527-05, as may be amended or, with respect to residential property, a property inspection and title report, that:

(i)        such Related Property is in compliance in all material respects with applicable environmental laws, and

(ii)       there are no circumstances present at such Related Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation would reasonably be expected to be required by the owner, occupier or operator of the Related Property under applicable federal, state or local law or regulation.

(d)        In the event that the Phase I or other environmental assessment first obtained by the Investment Manager with respect to Related Property indicates that such Related Property may not be in compliance with applicable environmental laws or that hazardous materials may be present but does not definitively establish such fact, the Investment Manager shall cause the Borrower to immediately sell the related Loan in accordance with Section 7.10 of the LFSA to the extent permitted thereunder.

26.        No Proceedings.

(a)        The Investment Manager hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Advances or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding. The foregoing shall not limit the Investment Manager’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than the Investment Manager.

(b)        The Investment Manager hereby agrees that it will not institute against, or join any other Person in instituting against any Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper note issued by such applicable Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper notes shall be outstanding.

27.        Confidentiality.

The Investment Manager shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with any Transaction Document except it may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iv) to the extent the Investment Manager or any Affiliate deems disclosure reasonably prudent under, or should be required by, any law or regulation applicable to it, or (v) as requested by any Official Body to disclose such information.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FS INVESTMENT CORPORATION III

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

DUNLAP FUNDING LLC

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

SPV, LLC

Investment Management Agreement